Exhibit 99.1

For More Information Contact:

Investors:	Media:
Damon Wright (714) 382-5013	Lisa Zwick (949) 230-8794
damon.wright@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS 2012 FOURTH QUARTER FINANCIAL RESULTS

Achieves Record Quarterly Revenue and Gross Profit

BrightPoint Contributes $1 Billion to Revenues and is

4 Cents Accretive to EPS, Excluding Acquisition Related Costs

SANTA ANA, Calif., Feb. 13, 2013 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions, today announced financial results for the fourth quarter ended December 29, 2012.

Worldwide sales of $11.38 billion were an all-time quarterly record, increasing 14 percent in U.S. dollars when compared with $9.95 billion in the fourth quarter last year. The translation effect of foreign currencies had a negative impact of one percent on worldwide sales growth as compared with the prior year. The company’s recently completed acquisitions of Brightpoint, Inc. and Aptec Holdings Ltd. contributed approximately $1 billion and $75 million, respectively, to the quarter’s revenues. BrightPoint’s contribution to the company’s fourth quarter revenues is for the period of October 16, 2012 through the end of the quarter, reflecting BrightPoint’s acquisition by Ingram Micro on October 15, 2012.

Worldwide gross profit also hit an all-time quarterly record of $661.2 million (5.81 percent of total sales), compared with $554.3 million (5.57 percent of total sales) in the 2011 fourth quarter. BrightPoint was accretive to 2012 fourth quarter gross profit as a percentage of revenue by approximately 45 basis points. 2011 fourth quarter gross profit as a percentage of revenue benefited by approximately 30 basis points from favorable pricing on hard disk drives.

Operating income was $167.9 million (1.48 percent of total sales), which includes $8.6 million, or 8 basis points, in restructuring and acquisition-related costs as discussed below, as well as an additional $8.2 million, or 7 basis points, in amortization of intangibles related to the acquisition of BrightPoint. This compares to 2011 fourth quarter operating income of $176.1 million (1.77 percent of total sales), which benefited by approximately 30 basis points from favorable pricing on hard disk drives.

2012 fourth quarter net income was $101.4 million, or 66 cents per diluted share, which includes an aggregate net negative impact of 7 cents per diluted share resulting from the following items:

•

A negative impact from acquisition costs totaling approximately $8.6 million pretax, or 4 cents per diluted share, consisting primarily of legal, consulting and due diligence costs associated with the acquisition and integration of BrightPoint, as well as restructuring costs associated with other expense reduction programs; and

•	A net negative after tax charge of $4.7 million, or 3 cents per diluted share, related to:

•	A charge of $41.8 million for a valuation allowance recorded against deferred tax assets in Australia driven by the continuing losses generated in that business unit;

•

A benefit of $30.0 million related to the partial release of a valuation allowance that had previously been recorded against foreign tax credit carryforwards maintained in the U.S., which the company now believes will be realized based on inclusion of new foreign earnings, including BrightPoint’s cumulative non-U.S. earnings;

•

A benefit of $4.9 million in Spain where the operation has generated cumulative pre-tax profits over the last three years and has now released the valuation allowance that had previously been recorded against our deferred tax assets in that country; and

•

A benefit of $2.2 million, driven largely by the realization of previously unrecognized tax benefits due to the expiry of the respective statutes of limitation in the jurisdictions in which the benefits were claimed.

2011 fourth quarter net income was $104.9 million, or 68 cents per diluted share, including the $0.02 per diluted share negative impact of reorganization charges recorded in the quarter. Net income for the fourth quarter of the prior year benefited from favorable pricing on hard disk drives.

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2012 fourth quarter highlights:

•

North America revenues were up 6 percent, the highest sales in more than a decade, led by double digit growth in the company’s key SMB market and very strong sales in the company’s higher margin specialty divisions.

•

Latin America delivered all-time record fourth quarter revenues on growth of 5 percent in U.S. dollars and led the company in operating income as a percentage of sales, which came in at 275 basis points.

•

Asia Pacific achieved a fourth quarter sales record, increasing revenue 11 percent over last year, as India and China continued to deliver double digit growth. The acquisition of Aptec contributed approximately 4 percentage points of the growth.

•

Europe had a strong close to the quarter, with the region performing relatively well given the continued uncertainty surrounding the macro-economic environment and a highly competitive selling environment. European quarterly revenues were down 4 percent in U.S. dollars and 1 percent in local currencies, when compared to last year.

•

BrightPoint had solid revenues and delivered accretion contribution above the company’s expectations entering the quarter. The integration team quickly captured near-term cost synergy opportunities helping lead to accretion to earnings per diluted share of $0.04, excluding acquisition related costs.

•	Working capital days were 23, towards the lower end of the company’s targeted range of 22 to 26 days.

“Our fourth quarter financial performance confirmed our improved execution, as the entire company responded well to the challenge to drive a sense of urgency, better execution and increased profitability across the organization,” said Alain Monié, president and chief executive officer, Ingram Micro Inc. “We are clearly executing better against our key strategic initiatives and we are beginning to see early returns from our organic investments into areas such as enterprise computing and IM Logistics, as well as from our acquisitions to drive growth in higher value markets.

“While we are entering 2013 well-positioned to drive better returns on capital and reasonable revenue growth across the business, there are several key objectives on which we must deliver,” Monié said. “We must return Australia to a profitable, growing business. We also must continue to execute on the integration of BrightPoint and realization of cost and revenue synergies. We will maintain our historic focus on operational excellence, while combining improvements in returns on invested capital with revenue growth. Additionally, we will continue to examine opportunities to free up and reallocate capital from underperforming businesses into areas of better returns. Our overriding objective is to drive sustainable, long-term shareholder returns.”

Bill Humes, chief operating and financial officer, commented: “Our associates around the world – including those joining us from recent acquisitions – did a great job responding to challenging market dynamics and delivered strong financial results for the quarter, including solid management of working capital. The integration of BrightPoint is progressing well and we were successful in rapidly capturing early cost synergies, which helped drive fourth quarter accretion to earnings from that business above our expectations entering the quarter. We continue to expect to drive annual cost synergies from the BrightPoint acquisition of at least $55 million for 2014 and accretion to non-GAAP earnings per diluted share of at least $0.18 in 2013 and $0.35 in 2014, excluding one-time charges and integration costs, but including additional amortization of intangibles of approximately $37 million.”

Twelve-Month Period

For the twelve months ended December 29, 2012, worldwide sales were $37.8 billion, with gross profit of $2.04 billion (5.38 percent of total sales), compared with worldwide sales of $36.3 billion, with gross profit of $1.91 billion (5.25 percent of total sales) for last year’s twelve-month period. Twelve-month net income for 2012 was $306.0 million, or $1.99 per diluted share, versus $244.2 million, or $1.53 per diluted share, for the 2011 twelve-month period.

Outlook

For the 2013 year, the company currently expects worldwide consolidated revenue growth in the low teens, which includes the contribution of BrightPoint. The company affirms its expectations for BrightPoint to be accretive to 2013 earnings by at least 18 cents per diluted share, which includes absorbing approximately $37 million, or 17 cents per diluted share, in additional amortization of intangibles, but excludes integration costs.

For the 2013 first quarter, the company currently expects to experience a seasonal sequential decline in worldwide consolidated revenue consistent with the past two years and expects a seasonal sequential decline in gross margin due primarily to lower contribution from Ingram Micro logistics services.

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-2260 (toll-free within the United States and Canada) or (719) 325-2494 (other countries), passcode “3928426.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “3928426.”

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our recently completed acquisition of Brightpoint, Inc., Aptec and Promark, including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans; growth of the mobility industry, the government contracts business, and in new and untapped markets in geographies outside the U.S.; and other uncertainties or unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the integrations of recent acquisitions.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Form 10-Q for the fiscal quarter ended September 29, 2012; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

About Ingram Micro Inc.

Ingram Micro is the world’s largest wholesale technology distributor and a global leader in IT supply-chain, mobile device lifecycle services and logistics solutions. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving 145 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

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© 2013 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	December 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$595,147	$891,403
Trade accounts receivable, net	5,457,299	4,465,329
Inventory	3,591,543	2,942,164
Other current assets	522,390	319,506

Total current assets	10,166,379	8,618,402
Property and equipment, net	481,324	323,261
Goodwill	428,401	—
Intangible assets, net	372,482	73,330
Other assets	31,862	131,523

Total assets	$11,480,448	$9,146,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,065,159	$4,893,437
Accrued expenses	585,404	524,010
Short-term debt and current maturities of long-term debt	111,268	92,428

Total current liabilities	6,761,831	5,509,875
Long-term debt, less current maturities	943,275	300,000
Other liabilities	164,089	63,864

Total liabilities	7,869,195	5,873,739
Stockholders’ equity	3,611,253	3,272,777

Total liabilities and stockholders’ equity	$11,480,448	$9,146,516

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	December 29, 2012	December 31, 2011
Net sales	$11,379,882	$9,952,944
Cost of sales	10,718,672	9,398,686

Gross profit	661,210	554,258

Operating expenses:
Selling, general and administrative	477,797	370,830
Amortization of intangible assets	12,534	3,119
Reorganization costs	3,012	4,244

	493,343	378,193

Income from operations	167,867	176,065
Interest and other:
Interest income	(2,805)	(1,617)
Interest expense	17,438	11,948
Net foreign currency exchange loss	982	6,102
Other	3,142	4,082

	18,757	20,515

Income before income taxes	149,110	155,550
Provision for income taxes	47,759	50,677

Net income	$101,351	$104,873

Diluted earnings per share	$0.66	$0.68

Diluted weighted average shares outstanding	153,280	153,399

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Fifty-two Weeks Ended
	December 29, 2012	December 31, 2011
Net sales	$37,827,299	$36,328,701
Cost of sales	35,791,910	34,420,419

Gross profit	2,035,389	1,908,282

Operating expenses:
Selling, general and administrative	1,542,650	1,431,955
Amortization of intangible assets	20,711	12,550
Reorganization costs	9,676	5,131

	1,573,037	1,449,636

Income from operations	462,352	458,646
Interest and other:
Interest income	(10,216)	(5,673)
Interest expense	55,690	52,509
Net foreign currency exchange loss	10,546	4,789
Loss from settlement of interest rate swap and senior unsecured term loan	—	5,624
Other	10,148	13,526

	66,168	70,775

Income before income taxes	396,184	387,871
Provision for income taxes	90,275	143,631

Net income	$305,909	$244,240

Diluted earnings per share	$1.99	$1.53

Diluted weighted average shares outstanding	153,717	159,588

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended December 29, 2012
	Net Sales	Operating Income	Operating Margin
North America	$4,463,704	$78,376	1.76%
Europe	3,087,189	51,867	1.68%
Asia-Pacific	2,184,897	15,166	0.69%
Latin America	602,718	16,572	2.75%
BrightPoint	1,041,374	11,290	1.08%
Stock-based compensation expense	—	(5,404)	—

Consolidated Total	$11,379,882	$167,867	1.48%

	Thirteen Weeks Ended December 31, 2011
	Net Sales	Operating Income	Operating Margin
North America	$4,213,965	$90,171	2.14%
Europe	3,201,636	71,112	2.22%
Asia-Pacific	1,964,865	14,025	0.71%
Latin America	572,478	6,500	1.14%
Stock-based compensation expense	—	(5,743)	—

Consolidated Total	$9,952,944	$176,065	1.77%

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Fifty-two Weeks Ended December 29, 2012
	Net Sales	Operating Income	Operating Margin
North America	$15,880,103	$283,689	1.79%
Europe	10,614,811	103,278	0.97%
Asia-Pacific	8,347,170	53,613	0.64%
Latin America	1,943,841	37,700	1.94%
BrightPoint	1,041,374	11,290	1.08%
Stock-based compensation expense	—	(27,218)	—

Consolidated Total	$37,827,299	$462,352	1.22%

	Fifty-two Weeks Ended December 31, 2011
	Net Sales	Operating Income	Operating Margin
North America	$15,250,560	$281,155	1.84%
Europe	11,371,043	136,306	1.20%
Asia-Pacific	7,920,649	46,508	0.59%
Latin America	1,786,449	25,488	1.43%
Stock-based compensation expense	—	(30,811)	—

Consolidated Total	$36,328,701	$458,646	1.26%